Terra Industries Inc. reports record second quarter results, declares dividend
S U M M A R Y
Q2/08 vs. Q2/07:
•	Operating income up $154 million, or 117%.
•	North American revenues up $151 million, or 22%.
•	Ammonia, UAN and AN selling prices up 48%, 48% and 25%.
Outlook:
•	Terra plans to start producing ammonia at its previously idled Donaldsonville, La. plant, replacing approximately 400,000 tons per year of imported product at higher margins.
•	Nitrogen markets continue to be tight as dealers secure supply early for next spring’s application season.
•	Natural gas price volatility will continue to affect Terra’s manufacturing costs.
Sioux City, Iowa (July 24, 2008)—Terra Industries Inc. (NYSE: TRA) announced today record net income available to common shareholders for the 2008 second quarter of $202.2 million ($1.94 per diluted share), up from $69.4 million ($.66 per diluted share) for the same period in 2007. For the 2008 first half, Terra reported net income available to common shareholders of $302.3 million ($2.91 per diluted share), up from $75.3 million ($.73 per diluted share) in the 2007 first half.
Terra also declared a dividend of $.10 per common share, payable Sept. 12, 2008, to holders of record as of Aug. 25, 2008.
Analysis of second quarter results
Revenues for the 2008 second quarter totaled $843.1 million compared to $692.5 million for the 2007 second quarter. The 2007 revenues included $121.2 million from Terra’s UK operations that were later contributed to a joint venture. Excluding the 2007 UK results, revenues increased $271.8 million from the 2007 to the 2008 second quarter, primarily due to higher nitrogen products selling prices. Ammonia, UAN and ammonium nitrate (AN) selling prices increased 48, 48 and 25 percent, respectively, over those of the same period last year. The improved selling prices reflect continued strong nitrogen products demand resulting from low grain inventories and strong commodity grain prices. North American sales volumes for ammonia and AN increased by 13 and 8 percent, respectively, while sales volumes for UAN decreased 4 percent. Sales volumes were affected by delayed product movement due to cool, wet conditions and flooding throughout much of the Midwest. UAN sales volumes were also reduced by planted corn acres that were approximately 6 percent lower than those of 2007.
Second quarter equity earnings of affiliates of $37.6 million reflect Terra’s interest in earnings from the GrowHow UK joint venture. Second quarter earnings from continuing operations were positively affected by an aggregate pretax amount of $14.2 million ($9.2 million or $0.07 per share, after tax) related to the sale of assets.
Results of discontinued operations included $12.0 million in revenues realized under the Beaumont facility’s methanol production contract, which are payable when methanol margins achieve specified levels. In 2007, these revenues were recognized in the third quarter.

Analysis of first half results
Revenues for the 2008 first half totaled $ 1.4 billion compared to $1.2 billion for the 2007 first half. The 2007 revenues included $211.0 million from Terra’s UK operations that were later contributed to a joint venture. Excluding the 2007 UK results, revenues increased $435.4 million from the 2007 to the 2008 first half, mostly due to higher nitrogen products selling prices. Ammonia, UAN and ammonium nitrate (AN) selling prices increased 45, 51 and 31 percent, respectively, over those of the same period last year. Selling prices for the first half improved for substantially the same reasons as they did for the second quarter. North American sales volumes for ammonia increased by 9 percent, while sales volumes for UAN decreased 3 percent and AN sales volumes remained stable. Sales volumes for the first half were generally affected by the same factors affecting those of the second quarter.
First half equity earnings of affiliates of $46.9 million reflect Terra’s interest in earnings from the GrowHow UK joint venture.
Forward natural gas position
Terra’s forward purchase contracts at June 30, 2008, fixed prices for about 31 percent of its next 12 months’ natural gas needs at about $68 million below the published forward market prices at that date. These forward positions hedge production costs associated with product that Terra has sold and plans to ship primarily in the third and fourth quarters of 2008.
Cash balances, customer prepayments and share buybacks
Cash balances, including about $92 million in customer prepayments, totaled $752 million at June 30, 2008. Terra expects to ship products under the prepay agreements during the 2008 third and fourth quarters.
During the 2008 second quarter, Terra repurchased 189,150 of its common shares under its share buyback program at an average price of $39.65 per share and a total cost of $7.5 million. The program authorizes Terra to repurchase approximately 12.8 million shares (14 percent of its current outstanding shares) and extends through June 30, 2010. At June 30, 2008, approximately 12.7 million shares remained available for repurchase under the program.
CEO’s remarks
Said Terra President and CEO Mike Bennett, “Terra realized record earnings for the second quarter, reflecting not only a very positive nitrogen industry environment, but also excellent performance in all areas of the company, including our joint ventures in Trinidad and the UK. While our costs increased due to higher natural gas prices, continued strong product demand allowed nitrogen selling prices to keep pace.
“Looking ahead,” Bennett continued, “we expect this strong demand to continue for the remainder of 2008 as customers fill their storage capacity in anticipation of a robust spring 2009 planting and application season. The tight global supply/demand balance for nitrogen products has continued to put upward pressure on selling prices.
“We also look forward to restarting our Donaldsonville, Louisiana ammonia plant in the 2008 third quarter. Once completed, this startup will allow us to replace approximately 400,000 tons per year of imported ammonia with our own manufactured product, thereby realizing higher margins.”
Conference call details
Terra management will conduct a conference call to discuss these second quarter results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s Web site at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2007 revenues of $2.4 billion, is a leading international producer of nitrogen products.

Forward-looking statement
Certain statements in this new release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,
•	general economic conditions within the agricultural industry,
•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),
•	product mix,
•	the seasonality of demand patterns,
•	weather conditions,
•	environmental and other government regulation, and
•	agricultural regulations.
Additional information as to these factors can be found in Terra’s 2007 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Note: Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands except per-unit amounts)	2008	2007	2008	2007

Revenues
Product revenues	$836,924	$690,995	$1,410,126	$1,190,461
Other	6,173	1,540	7,675	2,998

Total revenues	$843,097	$692,535	$1,417,801	$1,193,459

Costs and expenses Cost of sales	547,070	532,353	954,059	954,617
SG&A	27,233	28,194	39,937	45,251
Equity earnings of unconsolidated affiliates—Operating	(16,518)	804	(29,808)	(4,813)

Total costs and expenses	557,785	561,351	964,188	995,055

Operating income	285,312	131,184	453,613	198,404

Interest income	5,513	3,482	13,921	6,369
Interest expense	(6,756)	(6,871)	(13,814)	(15,780)
Loss on early retirement of debt	—	(174)	—	(38,836)

Income before taxes and minority interest	284,069	127,621	453,720	150,157

Income tax provision	(107,069)	(41,579)	(166,573)	(46,736)
Minority interest	(18,495)	(13,939)	(36,621)	(22,576)
Equity earnings of affiliates	37,611	—	46,895	—

Income from continuing operations	196,116	72,103	297,421	80,845

Income (loss) from discontinued operations	7,319	(1,448)	7,471	(2,981)

Net income	203,435	70,655	304,892	77,864

Preferred stock dividends	(1,275)	(1,275)	(2,550)	(2,550)

Income available to common shareholders	$202,160	$69,380	$302,342	$75,314

Income per common share:
Basic—continuing operations	$2.14	$0.77	$3.26	$0.85
Basic—discontinued operations	0.08	(0.01)	0.08	(0.03)

Net income	$2.22	$0.76	$3.34	$0.82

Diluted—continuing operations	$1.87	$0.67	$2.84	$0.76
Diluted—discontinued operations	0.07	(0.01)	0.07	(0.03)

Net income	$1.94	$0.66	$2.91	$0.73

Weighted average shares outstanding:
Basic	91,011	91,496	90,588	91,677
Diluted	104,678	107,294	104,652	107,311
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	June 30,
	2008	2007
Assets
Cash and cash equivalents	$752,008	$286,950
Accounts receivable, net	236,112	242,349
Inventories	168,950	167,471
Other current assets	112,000	23,298
Current assets held for sale—discontinued operations	45,785	2,313

Total current assets	1,314,855	722,381

Property, plant and equipment, net	386,800	616,031
Equity method investments	360,805	165,201
Deferred plant turnaround costs—net	37,116	41,375
Other assets	30,109	27,186
Noncurrent assets held for sale—discontinued operations	—	86,892

Total assets	$2,129,685	$1,659,066

Liabilities and Stockholders’ Equity
Accounts payable	$146,846	$144,054
Customer prepayments	91,605	25,166
Accrued and other current liabilities	130,145	93,608
Current liabilities held for sale—discontinued operations	3,773	16,632

Total current liabilities	372,369	279,460

Long-term debt	330,000	330,000
Deferred taxes	153,754	66,186
Pension liability	9,251	119,407
Other liabilities	82,550	88,656
Minority interest	106,451	105,549
Noncurrent liabilities held for sale—discontinued operations	—	2,959

Total liabilities and minority interest	1,054,375	992,217

Series A preferred shares	115,800	115,800

Stockholders’ equity	959,510	551,049

Total liabilities and stockholders’ equity	$2,129,685	$1,659,066

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$203,435	$70,655	$304,892	$77,864
Income from (loss on) discontinued operations	7,319	(1,448)	7,471	(2,981)

Income from continuing operations	196,116	72,103	297,421	80,845
Non-cash charges and credits:
Depreciation and amortization	19,596	24,702	39,449	48,328
Sale of property, plant and equipment	250	—	727	—
Deferred income taxes	11,039	28,670	48,940	36,960
Minority interest	18,495	13,940	36,621	22,576
Distributions in excess of (less than) equity earnings	4,213	1,804	3,881	(3,813)
Equity earnings GrowHow UK Limited	(37,611)	—	(46,895)	—
Non-cash loss (gain) on derivatives	(4,293)	3,456	(4,954)	624
Share-based compensation	8,508	10,813	9,772	13,681
Amortization of intangible and other assets	2,132	2,144	4,070	4,485
Non-cash loss on early retirement of debt	—	—	—	4,662

Change in operating assets and liabilities:
Accounts receivable	(76,565)	(55,434)	(65,675)	(40,494)
Inventories	48,606	66,664	(36,478)	48,192
Accounts payable and customer prepayments	(204,209)	(98,470)	(171,404)	(65,559)
Other assets and liabilities, net	16,087	21,212	(14,574)	21,832

Net cash flows from operating activities— continuing operations	2,364	91,604	100,901	172,319
Net cash flows from operating activities— discontinued operations	(986)	11,649	10,051	10,522

Net cash flows from operating activities	1,378	103,253	110,952	182,841

Investing Activities
Purchase of property, plant and equipment	(19,219)	(6,760)	(25,691)	(13,496)
Plant turnaround costs	(9,598)	(11,478)	(10,225)	(20,320)
Proceeds from sales of property, plant and equipment	18	—	1,632	—
Distributions received from unconsolidated affiliates	269	—	7,196	—
Contributions received from GrowHow UK Limited	165	—	28,055	—

Net cash flow from investing activities	(28,365)	(18,238)	967	(33,816)

Financing Activities
Debt issuance	—	—	—	330,000
Payments under borrowing arrangements	—	(2,500)	—	(331,300)
Payments for debt issuance costs	—	(969)	—	(6,398)
Preferred share dividends paid	(1,275)	(1,275)	(2,550)	(2,550)
Common stock dividends paid	(9,202)	—	(9,202)	—
Common stock issuances and vestings	(969)	130	(6,842)	406
Excess tax benefits from equity compensation plans	122	—	7,817	—
Payments under share repurchase program	(7,500)	(19,211)	(7,500)	(19,211)
Distributions to minority interests	(19,373)	(7,240)	(39,899)	(11,714)

Net cash flows from financing activities	(38,197)	(31,065)	(58,176)	(40,767)

Effect of exchange rate changes on cash	(5)	(310)	27	(325)

Increase (decrease) to cash and cash equivalents	(65,189)	53,640	53,770	107,933
Cash and cash equivalents at beginning of period	817,197	233,310	698,238	179,017

Cash and short-term investments at end of period	752,008	286,950	752,008	286,950

Terra Industries Inc.
Summarized Information
(volumes in thousands)
North America Volumes and Prices
Note: All UAN data for 2008 and 2007 are expressed on a 32% nitrogen basis.

	Three Months Ended June 30,
	2008			2007
	Sales		Average	Sales		Average
	Volumes		Unit Price[1]	Volumes		Unit Price[1]
Ammonia (tons) [2]	547		$530	482		$357
UAN (tons)	1,099		338	1,146		229
Urea (tons)	30		417	32		317
Ammonium nitrate (tons) [2]	194		328	179		262
Methanol (gallons)	5,886		1.26	8,523		1.12

Natural gas cost[3]		$8.77			$7.03

	Six Months Ended June 30,
	2008			2007
	Sales		Average	Sales		Average
	Volumes		Unit Price[1]	Volumes		Unit Price[1]
Ammonia (tons) [2]	911		$503	834		$347
UAN (tons)	2,016		314	2,086		209
Urea (tons)	55		418	65		308
Ammonium nitrate (tons) [2]	367		316	367		241
Methanol (gallons)	14,586		1.51	18,560		1.11

Natural gas cost[3]		$8.16			$6.89

[1]	After deducting outbound freight costs.

[2]	2007 ammonia and AN sales volumes and prices have been adjusted to exclude Terra’s UK operations for accurate comparison to 2008 volumes and prices.

[3]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to North American natural gas purchases.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.